Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1992 Stock Option and Incentive Plan, 2003 Share Option Plan and 2005 Special Incentive Share Option Plan of Sapiens International Corporation N.V. of our report dated June 26, 2007, with respect to the consolidated financial statements of Sapiens International Corporation N.V. and its subsidiaries included in its Annual Report (Form 20-F File No. 000-20181) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer —————————————— KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
July 12, 2007